Exhibit 99.2

Second Quarter Fiscal Year 2011

Prepared Remarks	July 21, 2011
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President, Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with athenahealth’s second quarter fiscal year 2011 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results as well as a summary of supplemental metrics and definitions is provided in the tables following these prepared remarks.
Earnings Conference Call Information
To participate in the Company’s live conference call and webcast, please dial 800-447-0521 (or 847-413-3238 for international calls) using conference code No. 30150497, or visit the Investors section of the Company’s web site at www.athenahealth.com. A replay will be available for one week following the conference call at 888-843-7419 (and 630-652-3042 for international calls) using conference code No. 30150497. A webcast replay will also be archived on the Company’s website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operating expenditures, expected growth, including anticipated annual growth rates, profitability and business outlook, statements regarding the expected benefits resulting from the planned Proxsys, LLC acquisition and the expected closing of that acquisition, increased sales and marketing expenses, increased cross-selling efforts among the Company’s service offerings, expected client implementations, expected certification and regulatory approvals, the benefits of the Company’s current service offerings and research and development for new service offerings, the benefits of current and expected strategic sales and marketing relationships, expected adoption trends for the Company’s service offerings and statements found under the Company’s Reconciliation of Non-GAAP Financial Measures section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks related to the Company’s ability to successfully integrate Proxsys, its products, technologies and employees into the Company and achieve expected synergies; risks associated with the acquisition and integration of companies and new technologies; risks associated with its expectations regarding its ability to maintain profitability; impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s second quarter year 2011 earnings press release on the Investors section of the Company’s web site at http://www.athenahealth.com.
Opening Remarks
Athenahealth posted strong performance during Q2 2011, both in terms of our financial results and the pursuit of our mission to be medical groups’ most trusted business service. We believe this focus on service, in addition to our architecture as a single-instance, multitenant application, continues to differentiate our value proposition and drive superior results for clients. While software companies compete on price, features and functionality, our ability to take an active role in our clients’ success by performing hard work on their behalf remains differentiated. We believe that the proposed delayed migration to Stage 2 of the HITECH Act as well as competitors’ moves to add service elements to their portfolios underscore the fundamental limitations of static software in adapting to change and making clients’ lives easier. We are proving that computing is not the only thing that can and should be shared in the cloud — our services and innovations are being shared through the cloud too and become exponentially more valuable because experience serving one client can be applied to many others.
While the scope of our services has expanded significantly since we first launched athenaCollector® in 2000, there is no shortage of work left to perform on behalf of clients. Our growth and scalability enable us to continually invest in improving client performance and reducing the work clients must perform. Every year, we endeavor to challenge the status quo and find new ways to improve our value proposition to clients. Halfway through 2011, we have some catching up to do. Specifically, average client DAR at 39.1 is stable and improved from Q1 2011, but is behind where we would like it to be. We aim to improve client DAR during the second half of 2011 and this work, along with other initiatives to improve client performance, will impact our direct costs.
Special Announcement: athenahealth to Acquire Proxsys, LLC
In conjunction with our earnings press release today, we announced an exciting development in the evolution of our growth and product strategies: the execution of an agreement providing for the acquisition of Proxsys and the plan to accelerate the launch of athenaCoordinator (formerly known as athenaCommunity). In short, athenahealth is now attacking an additional area of inefficiency in the U.S. health care system — the manner in which ambulatory physicians hand off patients to hospitals.
athenahealth is reaffirming its commitment to cloud-based services through the anticipated acquisition of Proxsys, a provider of services and technology focused on the front end of the revenue cycle for hospital systems. The front end typically requires time-consuming work around scheduling, pre-certification and pre-registration of patients before they can be sent to a hospital facility. Proxsys gets in the middle, providing a cloud-based portal for practices to use and performing the work needed to facilitate those transactions in the background. This saves everyone time and money — it is free to the ambulatory practices and hospitals are willing to pay for something that makes sending patients to them easier. For this reason, it also provides us with a superb sales channel, a foot in the door of both hospitals and providers who may not be athenahealth clients — yet.
Proxsys is based in Birmingham, Alabama and was founded in 2004 by a 30-year veteran of the health care industry, George Salem. With the integration of Proxsys, athenahealth will gain more than 250 new employees, approximately 90 new clients representing hospitals, imaging centers and surgery facilities, and more than 8,000 ordering medical providers around the country. This acquisition is expected to close during Q3 2011. We are thrilled to welcome Proxsys to the athenahealth family and look forward to sharing more updates on this acquisition and integration process later this year.
Results Overview
athenahealth’s top line results for Q2 2011 reflect strong annual revenue growth:
•	Total revenue:
•	$77.9 million in Q2 2011, representing 33% growth over $58.6 million in Q2 2010
Our bottom line results for Q2 2011, consistent with our growth strategy, demonstrate strong sales and marketing investments and a focus on operating leverage:
•	Non-GAAP Adjusted Gross Profit:
•	$50.1 million or 64.4% of total revenue in Q2 2011, an increase of 41% over $35.6 million or 60.7% of total revenue in Q2 2010
•	GAAP selling and marketing expense:
•	$18.8 million or 24.2% of total revenue in Q2 2011, an increase of 48% over $12.7 million or 21.7% of total revenue in Q2 2010
•	GAAP general and administrative expense:
•	$11.7 million or 15.0% of total revenue in Q2 2011, up slightly from $11.4 million or 19.5% of total revenue in Q2 2010
•	Non-GAAP Adjusted EBITDA:
•	$17.5 million or 22.5% of total revenue in Q2 2011, an increase of 77% over $9.9 million or 16.9% of total revenue in Q2 2010
•	Non-GAAP Adjusted Net Income:
•	$7.9 million or $0.22 per diluted share in Q2 2011, an increase of 92% over $4.1 million or $0.12 per diluted share in Q2 2010
We believe that the Company’s underlying drivers of long-term success remain strong:
•	Employee engagement at 4.0 out of 5.0 in Q2 2011 versus 4.1 in Q2 2010

•	Client satisfaction at 85.9% in Q2 2011 versus 86.1% in Q2 2010

•	Average Client Days in Accounts Receivable (DAR) of 39.1 days in Q2 2011 versus 38.8 days in Q2 2010 athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows rapidly. During Q2 2011:
•	75% of all new athenaCollector deals included athenaClinicals®, up from 58% in Q2 2010

•	35% of all new athenaCollector deals included both athenaClinicals and athenaCommunicator®, up from 14% in Q2 2010

•	1,046 net new active physicians using athenaCollector added for a total of 20,824, up 22% from 17,136 total physicians in Q2 2010

•	1,538 net new active providers using athenaCollector added for a total of 29,482, up 19% from 24,782 total providers in Q2 2010

•	534 net new active physicians using athenaClinicals added for a total of 3,444, up 122% from 1,548 total physicians in Q2 2010

•	687 net new active providers using athenaClinicals added for a total of 4,848, up 115% from 2,256 total providers in Q2 2010

•	264 net new active physicians using athenaCommunicator added for a total of 1,198, up 171% from 442 total physicians in Q2 2010

•	372 net new active providers using athenaCommunicator added for a total of 1,936, up 181% from 689 total providers in Q2 2010

athenaCollector network performance metrics were as follows for Q2 2011:
•	$1,811,067,981 posted in total client collections, up 27% from Q2 2010

•	14,361,876 total claims submitted, up 27% from Q2 2010

•	76.7% electronic remittance advice (ERA) rate, an improvement of nearly eight points from Q2 2010

•	93.4% first pass resolution (FPR) rate, flat with Q2 2010
Product Development Discussion
Product development at athenahealth is organized around the mission of being the best in the world at getting doctors paid for doing the right thing. In order to fulfill this mission, we deliver services backed by cloud-based software, proprietary knowledge and robust back-office services.
athenaCollector Service Offering
athenaCollector is our revenue cycle management service. It is the foundation of our service portfolio and entered general availability in 2000.
Our athenaCollector team, in conjunction with technology and operations personnel, is responsible for driving revenue cycle client performance. Five years ago, average client DAR was running as high as 47.5. As of Q2 2011, it is stable at 39.1 and improved sequentially from 41.0 in Q1 2011. However, average client DAR fell short of our internal goals. Thus, our teams have more work to do during the second half of 2011 in helping clients to process claims more efficiently.
Meanwhile, the athenaNet Intelligence team made significant progress in helping clients to comply with emerging mandates. In particular, we continued to prepare our clients for the conversion to the American National Standards Institute (ANSI) 5010 transaction format on January 1, 2012. In addition to being among the first to achieve Level 1 compliance last year, we are among the first to actively test ANSI 5010 transactions with payers and clearinghouses this year. In fact, just this month, we sent out our first ANSI 5010-formatted claims to a payer. The deadline for the subsequent transition to the International Classification of Diseases (ICD)-10 codes set is October 1, 2013. As part of our ongoing service model, we take on the work of making the technology, rules and workflow updates necessary to ensure that our clients will transition to all new standards successfully — and in many cases, ahead of deadline.
During the first half of fiscal year 2011, the athenaCollector team was also busy helping clients avoid potential penalties under the Medicare Electronic Prescribing (eRx) Incentive Program, which began January 1, 2009. Under this program, eligible professionals who do not successfully report the eRx measure by June 30, 2011 will be subject to a payment adjustment beginning in 2012. Those clients using athenaClinicals qualify for this program automatically. However, athenaCollector clients with eRx solutions must include a special G-code on the Medicare claim forms for patient visits during which electronic prescribing occurred. Using our athenaNet rules engine, we created an alert within athenaCollector that reminds clients to apply a G-code during the Medicare claim submission process, ensuring that they fulfill eRx reporting requirements. Furthermore, we track clients’ progress in reporting these measures over time and our account managers walk clients through any changes they need to make along the way.
athenaClinicals Service Offering
athenaClinicals is our clinical cycle management service. It entered general availability in 2007 and was made available as a stand-alone service in 2010.
The Centers for Medicare and Medicaid Services (CMS) Stage 1 Meaningful Use attestation process began in Q2 2010 and was a key point of focus for the athenaClinicals product development team. As reported on May 27, 2011, an athenaClinicals client in Ohio was among the first to receive payment for demonstration of Meaningful Use from Medicare under Stage 1 of the HITECH Act of 2009. This client was one of several Meaningful Use pilot sites that our athenaClinicals team worked with during Q1 2011, the first 90-day consecutive period for demonstration of Meaningful Use. Firsthand, we are learning what is required to demonstrate meaningful use and it is no cake walk. As described in athenahealth CEO Jonathan Bush’s public blog post, “First Meaningful Use Dollars are Just the Start”, we know exactly how all of our clients are doing on each measure and we are finding that even those which are seemingly simple, like recording patient demographics, are not a slam dunk.
The CMS Stage 1 Meaningful Use measures include a set of 15 core measures and a set of 10 menu measures. Providers must satisfy all 15 core measures plus 5 of the 10 menu measures. This means that providers are performing, tracking and reporting on a total of 20 measures for Stage 1 under Medicare. athenaClinicals is automatically fulfilling a portion of the core and menu measures for clients, leaving 12 “behavioral” measures that clients must perform themselves using athenaClinicals (such as recording demographics). At this time, 67% of participating physicians are meeting or exceeding performance criteria for 9 of the 12 behavioral measures while 5% have already met all behavioral measures. We are encouraged by client performance to date, especially since most physicians began pursuing Meaningful Use at the beginning of Q2 2011 (after our pilot program during Q1 2011). We are fully confident in our ability to guide all clients to 100% by continually monitoring and adapting the athenaClinicals workflow as well as user behavior.
Later this year we plan to publish a dashboard that illustrates how all of our clients are performing on Meaningful Use. We believe we are unique in our ability to provide this level of insight into client performance and look forward to setting this new standard for transparency and trust in the industry. Along these same lines, by year-end we will also begin releasing athenaClinicals performance metrics. Similar to those we release for athenaCollector, these metrics will illustrate the impact athenaClinicals is having on practice work, collections activity and physician productivity.
athenaCommunicator Service Offering
athenaCommunicator is our patient cycle management service. It entered general availability in 2010 and at this time, requires adoption of athenaCollector.
Our athenaCommunicator product development team continues to enhance the key elements of this service offering and during Q2 2011, was highly focused on adding content to the patient portal. In particular, patient clinical encounter summaries can now be sent through the portal, improving the transparency between practices and their patients and also helping providers meet one of the key Stage 1 Meaningful Use measures. The team is also working to enable an “OpenTable” experience for patients with which they will have the ability to schedule their own appointments online.
As a low cost, high value service offering, we expect adoption of athenaCommunicator to continue to grow rapidly. athenaCommunicator clients enjoy an 11% reduction in patient no-shows, on average, which supports their revenue and thus ours. These clients are also seeing a significant reduction in self pay (patient) DAR, a portion of total collections which will become more vital to manage as health care grows more expensive and patients carry more of the cost burden.
Anodyne Analytics Service Offering
Anodyne Analytics is our health care business intelligence service. The service has been generally available since 2004 through Anodyne Health Partners, Inc. which athenahealth acquired in October of 2009. Anodyne Analytics is being integrated with athenahealth’s other service offerings and can be adopted as a stand-alone service.

Since joining the athenahealth organization in 2009, Anodyne has posted strong growth and is becoming more tightly integrated with athenahealth’s other service offerings. Product development at Anodyne is focused on delivering an expert resource to decision-makers at large medical groups and health systems that tells them when health care isn’t working the way it should — and what to do about it. In addition to enhancing this market-leading revenue cycle analysis service, the Anodyne team is currently working to integrate clinical data from athenaClinicals, develop reporting around cash-flow forecasting, evaluate non-physician staff productivity, track referral “leakage” and provide support for care coordination initiatives, including Accountable Care Organizations.
athenaCoordinator (f/k/a athenaCommunity)
athenaCoordinator is our emerging care coordination service currently being piloted in multiple locations around the country.
With the anticipated acquisition of Proxsys, LLC, athenahealth will be able to accelerate the launch of athenaCoordinator. To date, our pilot initiatives have focused on facilitating health care transactions (namely lab orders and referrals) which required that the ordering provider use athenaClinicals. With the integration of Proxsys, athenaCoordinator’s scope will expand to include innovative services for care coordination, order transmission, referral management, hospital patient registration, and insurance pre-certification. As part of athenaCoordinator, Proxsys will also be integrated with athenaNet during the months following the anticipated acquisition, enhancing our existing service offering and value proposition to clients. Finally, athenaCoordinator will be formally launched as a stand-alone offering for providers not currently using athenahealth’s other services following the anticipated acquisition of Proxsys.
All Proxsys clients, which comprise approximately 90 facilities including 51 hospitals, 35 imaging centers and 3 surgery centers, in addition to more than 8,000 ordering providers, are expected to become nodes on the athenahealth network. This will be a giant leap forward in our vision of an information infrastructure that makes health care work as it should.
Revenue Discussion
Our total revenue of $77.9 million in Q2 2011 grew by 33% or $19.3 million over Q2 2010. Our revenue growth is primarily driven by athenaCollector client base expansion and growth in the use of our athenaClinicals and athenaCommunicator services.
In terms of trends in our recurring revenue base, same store analysis of claims created, a proxy for physician office utilization, indicates that physician office activity in Q2 2011 remained strong and reflects more normalized levels versus the weaker levels we experienced in Q2 2010.
Client Base Discussion
The total number of physicians live on athenaCollector, our core service offering, is the metric we use to define our client base and market share. Annual growth in total revenue continues to outpace growth in our physician base. We believe this trend will continue as athenaClinicals and athenaCommunicator are included in a growing portion of new deals and as adoption of these services spreads across our existing client base.
During Q2 2011, 75% of all new athenaCollector deals included athenaClinicals and 35% of all new athenaCollector deals included athenaCommunicator as well as athenaClinicals. These are record levels for combined deal activity and are largely driven by activity in the small practice market.

athenahealth Service Offering Adoption
athenaCollector Clients
During Q2 2011, total active physicians on athenaCollector grew by 22% year-over-year to 20,824. On a sequential basis, we added 1,046 net new active physicians on athenaCollector. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter. Our Q2 2011 net new physicians include approximately 250 physicians added as part of the phased athenaCollector implementation at West Penn Allegheny Health System (WPAHS).
athenaClinicals Clients
Turning to athenaClinicals, we continue to experience rapid growth in client adoption of this service. Total active physicians live on athenaClinicals grew by 122% year-over-year to 3,444. On a sequential basis, we added 534 net new active physicians on athenaClinicals. This equates to an overall adoption rate of 17% of total athenaCollector physicians, up from 9% in Q2 2010. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.
athenaCommunicator Clients
Our athenaCommunicator client base is growing rapidly as well. Total active physicians live on athenaCommunicator grew by 171% year-over-year to 1,198. On a sequential basis, we added 264 net new active physicians on athenaCommunicator. This equates to an overall adoption rate of 6% of total athenaCollector physicians. We expect the athenaCommunicator client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.
New Deals
Within the enterprise market segment, we were pleased to announce on July 5, 2011 that University Hospitals (UH) will expand its relationship with us by deploying athenaCollector within its academic medical center. This organization is comprised of more than 1,000 medical providers (~850 physicians). These providers are expected to go live on athenaCollector in a phased implementation which will run through the first half of 2012. This deal represents an expanded relationship with UH. On January 22, 2009, we announced that UH had selected athenaCollector for the UH Medical Practices (UHMP) and UH Management Services Organization (UHMSO) of approximately 450 medical providers. We are thrilled that our strong performance within this account drove UH to expand their relationship with us into their academic medical center, the first of its kind to join our client base.
Client Implementations
In terms of our publically disclosed implementation pipeline, West Penn Allegheny Health System (~600 physicians) is executing a phased implementation of athenaCollector. The WPAHS implementation continued during Q2 2011 and contributed approximately 250 new physician additions. The final implementation phase will occur during Q3 2011.
athenaCollector implementations have kicked off at St. Vincent’s HealthCare (120 providers) and will begin later this year at Summit Medical Group (230 providers). We have implemented athenaClinicals at Vanguard Health Systems across more than 250 providers while athenaClinicals implementations are ongoing at Steward Health Care System LLC (f/k/a Caritas Christi — 500 providers) and nearly complete at Capella Healthcare (130 providers). Finally, implementations of all three services were completed at Southwest Kidney Institute (50 providers) and remain in progress for CaroMont Health (200 providers) and CHRISTUS Health (150 providers).
Non-GAAP Adjusted Gross Margin Discussion
Our non-GAAP Adjusted Gross Margin was 64.4% for Q2 2011, up from 60.7% in Q2 2010. This year-over-year expansion was supported primarily by operating efficiencies within our athenaCollector service organization. In addition, we continue to reduce the cost of processing clinical documents by driving operational efficiencies within our athenaClinicals service organization. By employing technology to automate and eliminate manual work, athenahealth generates economies of scale as our client base grows. These efficiencies enable us to continue expanding our service offerings while investing in growth.
Selling and Marketing Discussion
As an innovative, high growth company with a relatively small share of a very large market opportunity, our business model is still very new to health care and market awareness remains our biggest challenge. To improve awareness, we remain focused on expanding and enhancing our selling and marketing activities. These activities incur both fixed and variable costs as they range from investment in personnel and infrastructure to spending on new advertising campaigns and paid search terms. We continue to experiment with and expand upon our awareness-building efforts as quickly as we deem them to be effective. The productivity of these investments is largely measured over the long term, particularly as it may take six to nine months of implementation before new clients fully contribute to revenue and join the ranks of our active client base.
Sales Update
The athenahealth sales organization is comprised of all quota-carrying sales representatives as well as our sales team leaders, channel sales team, and sales training and development organization.
As of June 30, 2011, we have a total of 83 quota-carrying sales representatives, up 34% from 62 quota-carrying sales representatives on June 30, 2010. We are planning to grow our quota-carrying sales force by approximately 30% in 2011 to reach a total of at least 100 quota-carrying sales representatives by year-end. Most of these new sales representatives will be added to the small and group practice segments, where the majority of U.S. ambulatory physicians practice medicine, during the second half of 2011.
In addition to our internal sales resources, we leverage a host of external partners to generate new business. This channels organization supplies us with access to hundreds of thousands of physicians across the country. We have announced two new channel partners since our Q1 2011 earnings release:
•	May 20, 2011 — The Health Information Technology Extension Center for Los Angeles (HITEC-LA)

•	July 1, 2011 — The Wisconsin Health Information Technology Extension Center (WHITEC)
In terms of sales activity within Anodyne Health, the dedicated sales team for the Anodyne business intelligence service continues to perform well, addressing physician groups that want more transparency and insight into performance from their existing practice management system(s). As a sales channel for athenahealth, the Anodyne business intelligence client base provides us with a valuable network of thousands of providers, the vast majority of whom are not otherwise athenahealth clients. During Q2 2011, cross-sell activity into the Anodyne client base began to accelerate and we expect this momentum to continue.
Marketing Update
The athenahealth marketing organization is comprised of growth and sales operations, event and partner marketing, inside sales agents (ISAs), advertising, corporate communications and product marketing teams. This organization executes our in-market investments in an effort to generate new business opportunities for athenahealth.
During Q2 2011, our marketing team continued to chip away at a primary barrier to growth — awareness. As planned, we increased our level of in-market, lead generating activities such as media and advertising placements and regional dinner seminars. Leveraging our strong top line growth and profitability during the first half of 2011, we will continue to increase these investments through the second half of 2011.
Furthermore, with the anticipated acquisition of Proxsys, we will also launch new marketing activities related to athenaCoordinator. Specifically, we will collaborate with team leads at each of the 51 hospitals that Proxsys serves who focus on mapping the surrounding provider communities and work to expand each hospital’s network of senders. Due to their presence within and knowledge of these communities, the team leads will become world class ambassadors for athenaCoordinator and for all of athenahealth’s services.
Balance Sheet and Cash Flow Highlights
Our cash, cash equivalents, short- and long-term investments totaled $124.7 million at June 30, 2011. During the quarter, we retired outstanding debt obligations, including the interest rate derivative liability and a real estate loan recorded within deferred rent, of approximately $12.0 million. Operating cash flow was $16.2 million in Q2 2011, up 15% from $14.1 million in Q2 2010. Our capital expenditures, including capitalized software development, were $6.4 million or 8.2% of total revenue in Q2 2011.
Fiscal Year 2011 Outlook
athenahealth provided 2011 annual guidance at its 3rd Annual Investor Summit on December 16, 2010. As a result of our strong performance during the first half of fiscal year 2011 and the anticipated acquisition of Proxsys, LLC, which is expected to close during Q3 2011, we are updating this guidance as follows:

Fiscal Year 2011 Expectations
GAAP Total Revenue	$315-325 million
Non-GAAP Adjusted Gross Margin	62.5-63.5%
Non-GAAP Adjusted EBITDA	$59-67 million
Non-GAAP Adjusted Net Income per Diluted Share	$0.70-$0.83
The primary drivers for our revised guidance are as follows:
•	We experienced lower client attrition and stronger physician office activity than expected during the first half of 2011, both driving higher revenue than originally forecast;

•	Non-GAAP Adjusted Gross Margin improvement exceeded our plan during the first half of 2011 due to operational efficiencies driven by automation and the migration of more work offshore;

•	The impact of the anticipated acquisition of Proxsys, LLC is expected to contribute approximately $4-5 million of total revenue during fiscal year 2011; and

•	Our anticipated fiscal year 2011 GAAP effective tax rate is approximately 45%.

It is important to note that while we are guiding to a stronger level of growth in Total Revenue, our Non-GAAP Gross Margin, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Net Income per Diluted Share will be impacted by greater investments in growth and innovation as well as operating expenses associated with the anticipated Proxsys acquisition. In keeping with our strategic priorities, we are utilizing greater top line performance to fund initiatives that support our long-term growth and stability. These additional investments will be primarily focused on the following direct and indirect cost areas:
•	Extended client service center hours to better serve clients on the West Coast;

•	Additional professional services personnel to address high demand for implementation of our services;

•	The formation of athenaCare, headed by Chief Medical Information Officer Dr. Todd Rothenhaus, which will provide consulting services to clients, develop clinical best practices and provide more standardized clinical workflows for clients;

•	Increased investments in selling and marketing, specifically in-market initiatives that are most closely tied to lead generation; and

•	Increased investments in research and development, specifically around developer compensation.
Our revised 2011 guidance also includes the anticipated impact of Proxsys. Due to Proxsys’ nature as a highly manual service, the business is expected to be modestly dilutive to our profitability in the near term. However, we believe that over time, Proxsys’ profitability levels will improve with scale.
Please note that we are no longer excluding acquisition-related expenses from our non-GAAP financial results. We expect the acquisition-related expenses for Proxsys will be immaterial to our fiscal year 2011 results.
Closing Remarks
Midway through 2011, we are ecstatic to see athenahealth’s growth, operations and financial house in such good order because it gives us more time, money and energy to focus on our clients. While doing so will absorb some profitability, it will enable us further differentiate our business model and support our sensational growth rate over the long term.

Stock-Based Compensation Expense and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION EXPENSE
(Unaudited, in thousands)
Set forth below is a breakout of stock-based compensation expense for the three and six months ended June 30, 2011 and 2010:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Stock-based compensation expense charged to:
Direct operating	$810	$652	$1,415	$1,120
Selling and marketing	1,159	888	2,082	1,578
Research and development	486	679	1,016	1,003
General and administrative	1,456	1,691	3,403	2,993

Total	$3,911	$3,910	$7,916	$6,694

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures”.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited, in thousands)	2011	2010	2011	2010
Total revenue	$77,885	$58,552	$147,815	$113,029
Direct operating expense	29,020	24,101	56,290	47,620

Total revenue less direct
operating expense	48,865	34,451	91,525	65,409
Add: Stock-based compensation expense allocated to direct operating expense	810	652	1,415	1,120
Add: Amortization of purchased intangibles	460	460	920	920

Non-GAAP Adjusted Gross Profit	$50,135	$35,563	$93,860	$67,449

Non-GAAP Adjusted Gross Margin	64.4%	60.7%	63.5%	59.7%
Non-GAAP Adjusted EBITDA Margin
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited, in thousands)	2011	2010	2011	2010
Total revenue	$77,885	$58,552	$147,815	$113,029
GAAP net income	5,186	1,298	8,437	1,575
Add: Provision for income taxes	4,166	1,253	6,471	1,534
Add: Total other expense	77	323	44	492
Add: Stock-based compensation expense	3,911	3,910	7,916	6,694
Add: Depreciation and amortization	3,737	2,657	7,135	5,077
Add: Amortization of purchased intangibles	460	460	920	920

Non-GAAP Adjusted EBITDA	$17,537	$9,901	$30,923	$16,292

Non-GAAP Adjusted EBITDA Margin	22.5%	16.9%	20.9%	14.4%

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin”, which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited, in thousands)	2011	2010	2011	2010
Total revenue	$77,885	$58,552	$147,815	$113,029

GAAP net income	5,186	1,298	8,437	1,575
Add: Provision for income taxes	4,166	1,253	6,471	1,534
Add: Total other expense	77	323	44	492
Add: Stock-based compensation expense	3,911	3,910	7,916	6,694
Add: Amortization of purchased intangibles	460	460	920	920

Non-GAAP Adjusted Operating Income	$13,800	$7,244	$23,788	$11,215

Non-GAAP Adjusted Operating Income Margin	17.7%	12.4%	16.1%	9.9%
Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited, in thousands except per share amounts)	2011	2010	2011	2010
GAAP net income	$5,186	$1,298	$8,437	$1,575
Add: Loss on interest rate derivative contract	138	304	73	364
Add: Stock-based compensation expense	3,911	3,910	7,916	6,694
Add: Amortization of purchased intangibles	460	460	920	920

Sub-total of tax deductible items	4,509	4,674	8,909	7,978
(Less): Tax impact of tax deductible items (1)	(1,804)	(1,870)	(3,564)	(3,191)

Non-GAAP Adjusted Net Income	$7,891	$4,102	$13,782	$6,362

Weighted average shares — diluted	35,773	35,019	35,715	35,110

Non-GAAP Adjusted Net Income per Diluted Share	$0.22	$0.12	$0.39	$0.18

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited, in thousands except per share amounts)	2011	2010	2011	2010
GAAP net income per share — diluted	$0.14	$0.04	$0.24	$0.04
Add: Loss on interest rate derivative contract	0.01	0.01	—	0.01
Add: Stock-based compensation expense	0.11	0.11	0.22	0.19
Add: Amortization of purchased intangibles	0.01	0.01	0.03	0.03

Sub-total of tax deductible items	0.13	0.13	0.25	0.23

(Less): Tax impact of tax deductible items (1)	(0.05)	(0.05)	(0.10)	(0.09)

Non-GAAP Adjusted Net Income per Diluted Share	$0.22	$0.12	$0.39	$0.18

Weighted average shares — diluted	35,773	35,019	35,715	35,110

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%
athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES FOR FISCAL YEAR 2011 GUIDANCE
(Unaudited, in thousands, except per share amounts)
Please note that the figures presented below may not sum exactly due to rounding.
Non-GAAP Adjusted Gross Margin Guidance
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin” guidance for fiscal year 2011, which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

	LOW	HIGH
	Fiscal Year Ending	December 31, 2011
Total revenue	$315.0	$325.0
Direct operating expense	122.9	123.7

Total revenue less direct operating expense	$192.1	$201.3

Add: Stock-based compensation expense allocated to direct operating expense	3.1	3.1
Add: Amortization of purchased intangibles	1.8	1.8

Non-GAAP Adjusted Gross Profit	$197.0	$206.2

Non-GAAP Adjusted Gross Margin	62.5%	63.5%

Non-GAAP Adjusted EBITDA Guidance
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin” guidance for fiscal year 2011, which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

	LOW	HIGH
	Fiscal Year Ending December 31, 2011
Total Revenue	$315.0	$325.0

GAAP net income	12.7	17.3
Add: Provision for income taxes	10.2	13.8
Add (less): Total other (income) expense	(0.0)	(0.0)
Add: Stock-based compensation expense	18.6	18.6
Add: Depreciation and amortization	15.9	15.9
Add: Amortization of purchased intangibles	1.8	1.8

Non-GAAP Adjusted EBITDA	$59.2	$67.4

Non-GAAP Adjusted EBITDA Margin	18.8%	20.7%
Non-GAAP Adjusted Net Income Guidance
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share” guidance for fiscal year 2011.

	LOW	HIGH
	Fiscal Year Ending December 31, 2011
GAAP net income	$12.7	$17.3
Add: Loss on interest rate derivative contract	0.1	0.1
Add: Stock-based compensation expense	18.6	18.6
Add: Amortization of purchased intangibles	1.8	1.8

Sub-total of tax deductible items	$20.5	$20.5

(Less): Tax impact of tax deductible items (1)	(8.2)	(8.2)
Add: Acquisition-related expenses	—	—

Non-GAAP Adjusted Net Income	$25.0	$29.6

Non-GAAP Adjusted Net Income per Diluted Share	$0.70	$0.83

Weighted average shares — diluted	35.8	35.8

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%

	LOW	HIGH
	Fiscal Year Ending December 31, 2011
GAAP net income per share — diluted	0.35	0.48
Add: Loss on interest rate derivative contract	0.00	0.00
Add: Stock-based compensation expense	0.52	0.52
Add: Amortization of purchased intangibles	0.05	0.05

Sub-total of tax deductible items	$0.57	$0.57

(Less): Tax impact of tax deductible items (1)	(0.23)	(0.23)

Non-GAAP Adjusted Net Income per Diluted Share	$0.70	$0.83

Weighted average shares — diluted	35.8	35.8

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%
Explanation of Non-GAAP Financial Measures*
The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus stock-based compensation expense allocated to direct operating expense and amortization of purchased intangibles, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, and amortization of purchased intangibles and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for income taxes, amortization of purchased intangibles, total other (income) expense, stock-based compensation expense, and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before (gain) loss on interest rate derivative contract, stock-based compensation expense, amortization of purchased intangibles, and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:
•	Stock-based compensation expense — excluded because these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.

•	Amortization of purchased intangibles — purchased intangibles are amortized over a period of several years after an acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Thus, including such charge does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charge is incurred.

•	Gains and losses on interest rate derivative contract — excluded because until they are realized, to the extent these gains or losses impact a period presented, management does not believe that they reflect the underlying performance of ongoing business operations for such period.
*Please note that management is no longer excluding acquisition-related expenses from its non-GAAP financial results.

Supplemental Metrics and Definitions
Supplemental Metrics (unaudited)
Last Updated: June 30, 2011

	Fiscal Year 2010				Fiscal Year 2011
	Q1	Q2	Q3	Q4	Q1	Q2
Client Base
Total Physicians on athenaCollector	16,369	17,136	18,573	19,197	19,778	20,824
Total Providers on athenaCollector	23,978	24,782	26,317	27,114	27,944	29,482
Total Physicians on athenaClinicals	1,275	1,548	1,992	2,383	2,910	3,444
Total Providers on athenaClinicals	1,867	2,256	2,818	3,348	4,161	4,848
Total Physicians on athenaCommunicator	348	442	625	736	934	1,198
Total Providers on athenaCommunicator	513	689	946	1,213	1,564	1,936

Client Performance
Client Satisfaction	86.6%	86.1%	85.7%	87.6%	86.2%	85.9%
Client Days in Accounts Receivable (DAR)	40.0	38.8	38.8	38.8	41.0	39.1
First Pass Resolution (FPR) Rate	93.1%	93.4%	94.2%	94.4%	94.1%	93.4%
Electronic Remittance Advice (ERA) Rate	68.9%	68.8%	72.1%	75.8%	74.6%	76.7%
Total Claims Submitted	11,175,099	11,312,806	11,837,095	13,075,933	13,651,586	14,361,876
Total Client Collections	$1,312,820,931	$1,421,347,731	$1,517,064,118	$1,613,043,890	$1,608,313,685	$1,811,067,981
Total Working Days	61	64	64	61	62	64

Employees
Direct	630	675	690	691	719	771
Sales & Marketing	157	168	186	199	217	236
Research & Development	172	187	197	211	216	236
General & Administrative	130	136	140	141	144	151
Total Employees	1,087	1,166	1,213	1,242	1,296	1,393

Quota Carrying Sales Force
Small Practice	25	27	34	38	38	39
Group Practice	20	23	22	25	26	29
Enterprise Segment	5	6	7	7	7	8
Cross-Sell	5	6	7	7	7	7
Total Quota Carrying Sales Representatives	55	62	70	77	78	83

Supplemental Metrics Definitions

Client Base

Total Physicians on athenaCollector	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaCollector	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (NP) and Registered Nurses (RN).

Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaClinicals	The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physicians are Nurse Practitioners (NP) and Registered Nurses (RN).

Total Physicians on athenaCommunicator	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Total Providers on athenaCommunicator	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance

Client Satisfaction	The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for two segments of its client base twice per year.

Client Days in Accounts Receivable (DAR)	The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (FPR) Rate	Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (ERA) Rate	Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.

Total Client Collections	The dollar value of collections posted on behalf of clients during the period.

Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees

Direct
The total number of full time equivalent individuals (FTEs) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Sales & Marketing	The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.

Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.

General & Administrative	The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Quota-Carrying Sales Force

Small Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the small practice segment (organizations with 1-3 physicians) as of quarter end.

Group Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the group practice segment (organizations with 4-150 physicians)as of quarter end.

Enterprise Segment	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the enterprise market segment (organizations with150+ physicians) as of quarter end.

Cross-Sell	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the sale of additional services to existing athenaCollector clients as of quarter end.

Total Quota Carrying Sales Representatives	The total number of sales representatives who carry quota for net new annual recurring revenue as of quarter end.